Exhibit 3.1

TABLE OF CONTENTS

Part I	First Amended and Restated Articles of Incorporation of Commercial Net Lease Realty, Inc.

Part II	Amendment to First Amended and Restated Articles of Incorporation of Commercial Net Lease Realty, Inc.

Articles of Merger Merging Commercial Net Lease Realty Services, Inc. Into Commercial Net Lease Realty, Inc.

PART I

FIRST AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COMMERCIAL NET LEASE REALTY, INC.

Commercial Net Lease Realty, Inc., a Maryland corporation (hereinafter the “Corporation”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland, that:

FIRST: The Corporation desires to amend and restate its charter as currently in effect.

SECOND: Prior to this amendment and restatement the total number of shares of all classes of capital stock that the Corporation had authority to issue was one 180,000,000 shares, consisting of (i) 90,000,000 shares of common stock, par value $0.01 per share: and (ii) 90,000,000 shares of excess stock, par value $0.01 per share. The aggregate par value of all of the authorized shares of all classes of capital stock having a par value was $1,800,000.00. After this amendment and restatement the total number of shares of all classes of capital stock that the Corporation will have authority to issue will be 210,000,000 shares consisting of (i) 90,000,000 shares of common stock, par value $0.01; (ii) 15,000,000 shares of preferred stock, par value $0.01; and 105,000,000 shares of excess stock, par value $0.01. The aggregate par value of all of the authorized shares of all classes of capital stock having a par value will be $2,100,000.

THIRD: The provisions of the charter which are now in effect and as amended hereby, stated in accordance with the Maryland General Corporation Law are as follows:

ARTICLE I

NAME

The name of the Corporation is Commercial Net Lease Realty, Inc.

ARTICLE II

DURATION

The duration of the Corporation is perpetual.

ARTICLE III

PURPOSES AND POWERS

The purpose for which the Corporation is formed is to engage in any lawful business, act or activity for which corporations may be organized under the laws of the State of Maryland and, in general, to possess and exercise all the purposes, powers, rights and privileges granted to, or conferred upon, corporations by the laws of the State of Maryland now or hereafter in force, and to exercise any powers suitable, convenient or proper for the accomplishment of the purposes herein enumerated, implied or incidental to the powers herein enumerated or which at any time may appear conducive to or expedient for the accomplishment of such purposes. The foregoing shall, except where otherwise expressed, in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of this Charter or of any amendment hereto or restatement hereof, and shall each be regarded as independent and construed as powers as well as purposes.

ARTICLE IV

PRINCIPLE OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, MD 21202. The resident agent of the Corporation is The Corporation Trust Incorporated, 300 E. Lombard Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

ARTICLE V

BOARD OF DIRECTORS

The number of directors shall be no less than three (3), unless a lesser number is permitted pursuant to the terms of the Maryland General Corporation Law as in effect from time to time or any successor statute thereto (the “MGCL”). Subject to the foregoing, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and maybe increased or deceased from time to time in such a manner as may be prescribed by the Bylaws. The following persons will serve as directors of the Corporation until the annual meeting and until their successors are elected and qualify:

Robert A. Bourne	Ted B. Lanier
Edward Clark	James M. Seneff, Jr.
Clifford R. Hinkle

ARTICLE VI

AUTHORIZED STOCK

SECTION 1. TOTAL CAPITALIZATION

The total number of shares of all classes of capital stock that the Corporation has authority to issue is two hundred ten million (210,000,000) shares consisting of (i) ninety million (90,000,000) shares of common stock, par value $0.01 (the “Common Stock”); (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.01 (the “Preferred Stock”); and one hundred five million (105,000,000) shares of excess stock, par value $0.01 (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $2,100,000.

SECTION 2. CAPITAL STOCK

A. COMMON STOCK

(1) COMMON STOCK SUBJECT TO TERMS OF PREFERRED STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock.

(2) DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefore.

(3) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation, the aggregate amount available for distribution to holders of shares of Common Stock (including, for purposes of this sentence, holders of shares of Excess Stock) shall be determined by applicable law. Except as provided below, each holder of shares of the Common Stock shall be entitled to receive that portion of such aggregate amount, ratably with (i) each other holder of shares of Common Stock and (ii) each holder of shares of Excess Stock, as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a holder of shares with respect to Excess Stock hereunder exceed (i) the price per share such holder paid for the Common Stock in the purported Transfer (as that term is defined in paragraph A of Section 3 of this Article VI) that resulted in the Excess Stock or (ii) if the holder did not give full value for such Excess Stock (as through a gift, devise or other event or transaction), a price per share equal to the Market Price (as the term is defined in paragraph A of Section 3 of this Article VI) for the shares of the Common Stock on the date of the purported Transfer that resulted in such Excess Stock. Any amount available for distribution in excess of the foregoing limitations shall be paid ratably to holders of Common Stock and other holders of Excess Stock resulting from the exchange of Common Stock to the extent permitted by the foregoing limitations.

(4) VOTING RIGHTS. Except as may be provided in this Charter, and subject to the express terms of any series of Preferred Stock, the holders of shares of the Common Stock shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote) at all meetings of the stockholders of the Corporation, and shall be entitled to one (1) vote for each share of the Common Stock entitled to vote at such meetings.

B. PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series as authorized by the Board of Directors. Prior to the issuance of shares of each such series, the Board of Directors, by resolution, shall fix the number of shares to be included in each series, and the terms, rights, restrictions and qualifications of the shares of each series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The designation of the series, which may be by distinguishing number, letter or title;

(ii)	The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

(iii)	The redemption rights, including conditions and the price or prices, if any, for shares of the series;

(iv)	The terms and amounts of any sinking fund for the purchase or redemption of shares of the series;

(v)	The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and the relative rights of priority, if any, of payment of shares of the series;

(vi)	Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(vii)	Restrictions on the issuance of shares of the same series or of any other class or series;

(viii)	The voting rights, if any, of the holders of shares of the series; and

(ix)	Any other relative rights, preferences and limitations on that series.

Subject to the express provisions of any other series of Preferred Stock then outstanding, notwithstanding any other provision of this Charter, the Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Stock.

SECTION 3. RESTRICTIONS ON TRANSFER; ACQUISITIONS AND REDEMPTION SHARES

A. DEFINITIONS. For purposes of Sections 3 and 4 of this Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of shares of Capital Stock by an individual who would be treated as an owner of such shares under Section 542(a)(2) of the Code, either directly or constructively through the application of Section 544, as modified by Section 856(h)(1)(B). For purposes of this definition, the term “individual” also shall include any organization, trust or other entity that is treated as an individual for purposes of Section 542(a)(2) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Beneficiary” shall mean a beneficiary of the Trust as determined pursuant to paragraph A of Section 4 of this Article VI.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Bylaws” shall mean the Bylaws of the Corporation.

“Capital Stock” shall mean collectively the stock of the Corporation that is either Common Stock and Preferred Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations thereto and judicial decisions as in effect from time to time.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person who would be treated as an owner of such shares, either actually or constructively, through the application of Section 318 of the Code, as modified by Section 856(d)(5) thereof. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Market Price” on any day shall mean the average of the Closing Prices for the ten (10) consecutive Trading Days immediately preceding such day (or those days during such 10-day period for which Closing Prices are available). The “Closing Price” on any day shall mean the last sale price, regular way, on such day or if no such sale takes place on that day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange, or if the Capital Stock is not so listed or admitted to trading, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (including the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System) on which the Capital Stock is listed or admitted to trading or, if the Capital Stock is not so listed or admitted to trading, the last quoted price, or if not quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotation system then in use or, if the Capital Stock is not so quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board of Directors making a market in the Capital Stock or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the Capital Stock as of such day, as determined by the Board of Directors in its discretion.

“Ownership Limit” shall mean 9.8 percent of the Value of the outstanding Capital Stock.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of Capital Stock for a period of sixty (60) days following the purchase by such underwriter of Capital Stock therein, provided that the foregoing exclusion shall apply in an underwriting only if the ownership of such Capital Stock by such underwriter would not cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Corporation to fail to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Capital Stock if such Transfer had been valid under paragraph B of this Section 3.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Capital Stock if such Transfer had been valid under paragraph B of this Section 3.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors and the stockholders of the Corporation determine that it is no longer in the best interests of the Corporation to attempt, or continue, to qualify as a REIT.

“Trading Day” shall mean a day on which the principal national securities exchange on which the Capital Stock is listed or admitted to trading is open for the transaction of business or, if the Capital Stock is not listed or admitted to trading, shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Transfer” shall mean any sale, transfer, gift, hypothecation, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option (including any option to acquire any option or any series of such options) or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, of record, constructively or beneficially, and whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have correlative meanings.

“Trust” shall mean the trust created pursuant to paragraph A of Section 4 of this Article VI.

“Trustee” shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

“Value” shall mean, as of any given date, the Market Price per share of each class of Capital Stock then outstanding, multiplied by the number of shares of such class then outstanding.

B. OWNERSHIP AND TRANSFER LIMITATION

(1) Notwithstanding any other provision of this Charter, except as provided in paragraph I of this Section 3 and Section 5 of this Article VI, prior to the Restriction Termination Date, no Person shall Beneficially or Constructively Own shares of Capital Stock in excess of the Ownership Limit.

(2) Notwithstanding any other provision of this Charter, except as provided in paragraph I of this Section 3 and Section 5 of this Article VI, prior to the Restriction Termination Date, any Transfer, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership of Capital Stock that, if effective, would result in any Person Beneficially or Constructively Owning Capital Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer, change in the capital structure of the Corporation, or other purported change in Beneficial or Constructive Ownership with respect to that number of shares of Capital Stock which would otherwise be Beneficially or Constructively Owned by Such Person in excess of the Ownership Limit, and neither the Purported Beneficial Transferee nor the Purported Record Transferee shall acquire any rights in that number of shares of Capital Stock.

(3) Notwithstanding any other provision of this Charter, except as provided in Section 5 of this Article VI, prior to the Restriction Termination Date, any Transfer, change in the capital structure of the Corporation, or other purported change in ownership of Capital Stock that, if effective, would result in the Capital Stock being owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer, change in the capital structure of the Corporation, or other purported change in ownership with respect to that number of shares which otherwise would be owned by the transferee, and the intended transferee or subsequent owner (including a Beneficial Owner) shall acquire no rights in that number of shares of Capital Stock.

(4) Notwithstanding any other provisions of this Charter except Section 5 of this Article VI, prior to the Restriction Termination Date, any Transfer, change in the capital structure of the Corporation, or other purported change in Beneficial Ownership of shares of Capital Stock that, if effective, would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT shall be void ab initio as to the Transfer, change in the capital structure of the Corporation, or other purported change in Beneficial Ownership with respect to that number of shares of Capital Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise, directly or indirectly, would cause the Corporation to fail to qualify as a REIT, and the intended transferee or subsequent Beneficial Owner shall acquire no rights in that number of shares of Capital Stock.

C. EXCHANGE FOR EXCESS STOCK.

(1) If, notwithstanding the other provisions contained in this Article VI, at any time prior to the Restriction Termination Date, there is a purported Transfer, change in the capital structure of the Corporation or other purported change in the Beneficial or Constructive Ownership of Capital Stock such that any person would either Beneficially or Constructively Own Capital Stock in excess of the Ownership Limit, then, except as otherwise provided in paragraph I of this Section 3, such shares of Capital Stock (rounded up to the next whole number of shares) in excess of the Ownership Limit automatically shall be exchanged for an equal number of shares of Excess Stock having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VI requires different terms. Such exchange shall be effective as of the close of business on the business day next preceding the date of the purported Transfer, change in capital structure or other change in purported Beneficial or Constructive Ownership of Capital Stock.

(2) If, notwithstanding the other provisions contained in this Article VI, prior to the Restriction Termination Date, there is a purported Transfer, change in the capital structure of the Corporation or other purported change in Beneficial Ownership of Capital Stock which, if effective, would cause the Corporation to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(h) of the Code, or otherwise, directly or indirectly would cause the Corporation to fail to qualify as a REIT, then the shares of Capital Stock (rounded up to the next whole number of shares), being Transferred or which are otherwise affected by the change in capital structure or other purported change in Beneficial Ownership and which, in any case, would cause the Corporation to be “closely held” within the meaning of such Section 856(h) or otherwise would cause the Corporation to fail to qualify as a REIT automatically shall be exchanged for an equal number of shares of Excess Stock having terms, rights, restrictions and qualifications identical thereto, except to the extent that this Article VI requires different terms. Such exchange shall be effective as of the close of business on the business day next preceding the date of the purported Transfer, change in capital structure or other purported change in Beneficial Ownership.

D. REMEDIES FOR BREACH. If the Board of Directors or its designee shall at any time determine in good faith that a Transfer or change in the capital structure of the Corporation has taken place in violation of paragraph B of this Section 3 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of paragraph B of this Section 3, the Board of Directors or its designee shall take such actions as it deems advisable to refuse to give effect to or to prevent such Transfer, change in capital structure of the Corporation or other attempt to acquire Beneficial or Constructive Ownership of any shares of Capital Stock, including, but not limited to, refusing to give effect thereto on the books of the Corporation or instituting injunctive proceedings with respect thereto; provided, however, that any Transfer, change in the capital structure of the Corporation, attempted Transfer or other attempt to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of subparagraphs (2), (3) and (4) of paragraph B of this Section 3 (as applicable) shall be void ab initio and where applicable automatically shall result in the exchange described in paragraph C of this Section 3, irrespective of any action (or inaction) by the Board of Directors or its designee.

E. NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire Beneficial or Constructive Ownership of shares of Capital Stock in violation of paragraph B of this Section 3 and any Person who Beneficially or Constructively owns Excess Stock pursuant to paragraph C of this Section 3 shall immediately give written notice to the Corporation, or, in the event of a proposed or attempted Transfer or purported change in Beneficial Ownership, shall give at least fifteen (15) days prior written notice to the Corporation, of such event and shall promptly provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer, attempted Transfer or purported change in Beneficial Ownership on the Corporation’s status as a REIT.

F. OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Restriction Termination Date:

(1) Every Beneficial or Constructive Owner of more than 5.0 percent, or such lower percentages as required pursuant to regulations under the Code or as may be requested by the Board of Directors, of the Value of the outstanding Capital Stock of the Corporation shall annually, no later than January 31 of each calendar year, give written notice to the Corporation stating (i) the name and address of such Beneficial or Constructive Owner; (ii) the number of shares of Capital Stock Beneficially or Constructively Owned and (iii) a description of how such shares are held. Each such Beneficial or Constructive Owner promptly shall provide to the Corporation such additional information as the Corporation, in its sole discretion, may request in order to determine the effect, if any, of such Beneficial or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit.

(2) Each person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner promptly shall provide to the Corporation such information as the Corporation, in its sole discretion, may request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit.

G. REMEDIES NOT LIMITED. Noting contained in this Article VI except Section 5 hereof shall limit scope or application of the provisions of this Section 3, the ability of the Corporation to implement or enforce compliance with the terms thereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

H. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 3, including any definition contained in paragraph A hereof, the Board of Directors shall have the power and authority, in its sole discretion, to determine the application of the provisions of this Section 3 with respect to any situation based on the facts known to it.

I. EXCEPTION. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, in each case to the effect that the restrictions contained in subparagraph 3 and subparagraph 4 of paragraph B of this Section 3 will not be violated, may waive, in whole or in part, the application of the Ownership Limit with respect to any Person. In connection with any exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation’s status as a REIT.

J. LIMITATIONS ON MODIFICATIONS.

(1) The Ownership Limit may not be increased (nor may any additional ownership limitations be created) if, after giving effect to such increase or creation, the Corporation would be “closely held” within the meaning of Section 856(h) of the Code (assuming ownership of shares of Capital Stock by all Persons equal to the greater of the Beneficial Ownership of Capital Stock by such Person or the Ownership Limit,

(2) Prior to any modification of the Ownership Limit, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent in order to determine or ensure the Corporation’s status a REIT.

K. LEGEND. Each certificate for shares of Capital Stock shall bear substantially the following legend:

“The securities represented by this certificate are subject to restrictions on transfer for the purpose of maintenance of the Corporation’s status as a real estate investment trust under the Internal Revenue Code of 1986, as mended (the “Code”). Except as otherwise provided pursuant to he Charter of the Corporation, no Person may (i) Beneficially or Constructively Own shares of Capital Stock in excess of 9.8 percent of the Value of the outstanding shares of Capital Stock of the Corporation; or (ii) Beneficially Own Capital Stock which could result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise would cause the Corporation to fail to qualify as a REIT. Any Person who attempts or proposes to Beneficially or Constructively Own shares of Capital Stock in excess of the above limitations must notify the Corporation in writing at least fifteen (15) days prior to the proposed or attempted transfer. If the transfer restrictions referred to herein are violated, the shares of Capital Stock represented hereby automatically will be exchanged for shares of Excess Stock and will be held in trust by the Corporation, all as provided in the Charter of the Corporation. All capitalized terms in this legend have the meanings identified in the Corporation’s Charter, as the same may be amended or restated from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

SECTION 4. EXCESS STOCK.

A. OWNERSHIP IN TRUST. Upon any purported Transfer, change in the capital structure of the Corporation or other purported change in Beneficial Ownership that results in Excess Stock pursuant to paragraph C of Section 3 of this Article VI, such Excess Stock shall be deemed to have been transferred to the Corporation as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to paragraph E of this Section 4. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in paragraph E of this Section 4. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in paragraph C of this Section 4.

B. DIVIDEND RIGHTS. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been exchanged for Excess Stock shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid at the time of such discovery shall be rescinded as void ab initio with respect to such shares of Excess Stock.

C. RIGHTS UPON LIQUIDATION.

(1) Except as provided below, in the event of any voluntary or involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation, each holder of shares of Excess Stock resulting from the exchange of Preferred Stock of any specified series shall be entitled to receive, ratably with each other holder of shares of Excess Stock resulting from the exchange of shares of Preferred Stock of such series and each holder of shares of Preferred Stock of such series, such accrued and unpaid dividends, liquidation preferences and other preferential payments, if any, as are due to holders of shares of Preferred Stock of such series. In the event that holders of shares of any series of Preferred stock are entitled to participate in the Corporation’s distribution of its residual assets, each holder of shares of Excess Stock resulting from the exchange of Preferred Stock of any such series shall be entitled to participate, ratably with (i) each other holder of shares of Excess stock resulting from the exchange of shares of Preferred Stock of all series entitled to so participate; (ii) each holder of shares of Preferred Stock of all series entitled to so participate; and (iii) each holder of shares of Common Stock and Excess Stock resulting from the exchange of shares of Common Stock (to the extent permitted by paragraph C of Section 3 of Article VI hereof), that portion of the aggregate assets available for distribution (determined in accordance with applicable law) as the number of shares of such Excess Stock held by such holder bears to the total number of (i) outstanding shares of Excess Stock resulting from the exchange of Preferred Stock of all series entitled to so participate; (ii) outstanding shares of Preferred Stock of all series entitled to so participate; and (iii) outstanding shares of Common Stock and shares of Excess Stock resulting from the exchange of shares of Common Stock. The Corporation, as holder of the Excess Stock in trust, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up, or any distribution of the assets, of the Corporation. Anything to the contrary herein notwithstanding, in no event shall the amount payable to a holder with respect to shares of Excess Stock resulting from the exchange of shares of Preferred Stock exceed (i) the price per share such holder paid for the Preferred Stock in the purported Transfer that resulted in the Excess Stock or (ii) if the holder did not give full value for such Excess Stock (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the shares of Preferred Stock on the date of the purported Transfer that resulted in such Excess Stock. Any amount available for distribution in excess of the foregoing limitations shall be paid ratably to the holders of shares of Preferred Stock and other holders of Excess Stock resulting from the exchange of Preferred Stock to the extent permitted by the foregoing limitations.

(2) Except as provided below, in the event of any voluntary of involuntary liquidation, dissolution or winding up, or any other distribution of the assets, of the Corporation, each holder of shares of Excess Stock resulting from the exchange of Common Stock shall be entitled to receive, ratably with (i) each other holder of shares of such Excess Stock and (ii) each holder of Common Stock, that portion of the aggregate assets available for distribution to holders of shares of Common Stock (including holders of Excess Stock resulting from the exchange of Common Stock pursuant to paragraph C of Section 3 of Article VI hereof), determined in accordance with applicable law, as the number of shares of such Excess Stock held by such holder bears to the total number of shares of outstanding Common Stock and outstanding Excess Stock resulting from the exchange of Common Stock then outstanding. The Corporation, as holder of the Excess Stock in trust, or, if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up, or any distribution of the assets, of the

Corporation. Anything herein to the contrary notwithstanding, in no event shall the amount payable to a holder with respect to shares of Excess Stock exceed (i) the price per share such holder paid for the Common Stock in the purported Transfer that resulted in the Excess Stock or (ii) if the holder did not give full value for such Excess Stock (as through a gift, devise or other event or transaction), a price per share equal to the Market Price for the shares of Common Stock on the date of the purported Transfer that resulted in such Excess Stock. Any amount available for distribution in excess of the foregoing limitations shall be paid ratably to the holders of shares of Common Stock and other holders of Excess Stock resulting from the exchange of Common Stock to the extent permitted by the foregoing limitations.

D. VOTING RIGHTS. The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by MGCL).

E. RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY.

(1) Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock, if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Capital Stock in the purported Transfer that resulted in the Excess Stock or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (as through a gift, device or other event or transaction), a price per share equal to the Market Price for the shares of Capital Stock on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust automatically shall be exchanged for an equal number of shares of Capital Stock and such shares of Capital Stock shall be transferred of record to the Beneficiary of the interest in the Trust designated by the Purported Record Transferee, as described above, if such Capital Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under paragraph F of this Section 4.

(2) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph (1) of this paragraph E, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Trust to pay, such excess to the Corporation.

(3) If any of the transfer restrictions set forth in this paragraph E, or any application thereof, is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Excess Stock as to which such restrictions would, by their terms, apply, and to hold such Excess Stock on behalf of the Corporation.

F. PURCHASE RIGHT IN EXCESS STOCK. Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Capital Stock exchanged for such Excess Stock on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the purported Transfer, change in capital structure of the Corporation or purported change in Beneficial Ownership which resulted in such Excess Stock and (ii) the date on which the Board of Directors determines in good faith that a Transfer, change in capital structure of the Corporation or purported change in Beneficial Ownership resulting in Excess Stock has occurred, if the Corporation does not receive a notice pursuant to paragraph E of Section 3 of this Article VI, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of paragraph E of this Section 4.

G. REMEDIES NOT LIMITED. Nothing contained in this Article VI except Section 5 hereof shall limit scope or application of the provisions of this Section 4, the ability of the Corporation to implement or enforce compliance with the terms thereof or the authority of the Board of Directors to take any such other action or actions as it may deem necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit, including, without limitation, refusal to give effect to a transaction on the books of the Corporation.

SECTION 5. SETTLEMENTS.

Nothing in Sections 3 and 4 of this Article VI shall preclude the settlement of any transaction with respect to the Capital Stock entered into through the facilities of the New York Stock Exchange or other national securities exchange on which the Capital Stock is listed.

SECTION 6. SEVERABILITY

If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue,

the validity and enforceability of the remainder of this Article VI shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

MATTERS RELATING TO THE POWERS OF THE CORPORATION AND ITS

DIRECTORS AND STOCKHOLDERS

The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders thereof:

SECTION 1. MATTERS RELATING TO THE BOARD OF DIRECTORS.

A. AUTHORITY AS TO BYLAWS. Except as otherwise provided herein, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation and the Corporation may, in its Bylaws, confer powers on the Board of Directors in addition to these contained herein or conferred by applicable law.

B. AUTHORITY AS TO STOCK ISSUANCES. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation or in the general laws of the State of Maryland.

C. MANNER OF ELECTION. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

D. REMOVAL OF DIRECTORS. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the then outstanding Capital Stock entitled to vote generally in the election of directors.

E. PERMISSIBLE CRITERIA FOR CONSIDERATION OF BEST INTERESTS. In determining what is in the best interest of the Corporation, a director of the Corporation shall consider the interests of the stockholders of the Corporation and, in his or her discretion, may consider the interests of the Corporation’s employees, suppliers, creditors and tenants and the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

F. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves shall have been created shall have been paid or discharged); (iii) the fair value, or any sale, bid or asked priced to be applied in determining the fair value, of any asset owned or held by the Corporation; and (iv) any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

G. RESERVED POWERS OF BOARD. The enumeration and definition of particular powers of the Board of Directors included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the Charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the laws of the State of Maryland as now or hereafter in force.

H. ALTERATION OF AUTHORITY GRANTED TO THE BOARD OF DIRECTORS. The affirmative vote of that proportion of the then-outstanding Capital Stock necessary to approve an amendment to this Charter pursuant to the MGCL and Article XI hereof shall be required to amend, repeal or adopt any provision inconsistent with Section 1 of this Article VII or with Section 3.12 of the Bylaws of the Corporation (including defined terms therein).

I. REIT QUALIFICATION. The Board of Directors shall use its best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to REITs. In furtherance of the foregoing, the Board of Directors shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole judgment and discretion) to preserve the status of the Corporation as a REIT (as that term is defined in paragraph A of Section 3 of Article VI hereof); provided, however, that in the event that the Board of Directors determines, in its sole judgment and discretion, that it is no longer in the best interests of the Corporation to qualify as a REIT, the Board of Directors shall take such actions as are required by the Code (as that term is defined in paragraph A of Section 3 of Article VI hereof), the MGCL and other applicable law, to cause the matter of termination of qualification as a REIT to be submitted to a vote of the stockholders of the Corporation pursuant to paragraph A of Section 2 of this Article VII.

SECTION 2. MATTERS RELATING TO THE STOCKHOLDERS.

A. TERMINATION OF REIT STATUS. Notwithstanding anything contained in this Charter to the contrary, the affirmative vote of the holders of a majority of the then-outstanding Capital Stock entitled to vote generally in the election of directors and the approval of the Board of Directors shall be required to terminate voluntarily the Corporation’s status as a REIT (as that term is defined in paragraph A of Section 3 of Article VI).

B. NO CUMULATIVE RIGHTS. Stockholders of the Corporation shall not have cumulative voting rights in the election of directors.

C. NO PREEMPTIVE RIGHTS. No holders of stock of the Corporation, of whatever class, shall have any preferential right of subscription to any shares of stock of any class or to any securities convertible into shares of stock of any class of the Corporation, nor any right of subscription to any thereof.

ARTICLE VIII

DIRECTORS’ LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any provision of the Charter or Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

INDEMNIFICATION

Each person who is or was or who agrees to become a director or officer of the Corporation, or each person who, while a director of the Corporation, is or was serving or who agrees to serve, at the request of the Corporation, as a director, officer, partner, joint venture, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation, and shall be entitled to have paid on his behalf or be reimbursed for reasonable expenses in advance of final disposition of a proceeding, in accordance with the Bylaws of the Corporation, to the full extent permitted from time to time by the Maryland General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws presently or hereafter in effect. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any employee or agent of the Corporation, in accordance with the Bylaws of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article IX. Any amendment or repeal of this Article IX shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

ARTICLE X

APPLICATION OF CERTAIN PROVISIONS OF LAW

SECTION 1. BUSINESS COMBINATIONS.

Notwithstanding any other provision of this Charter or any contrary provision of law, Title 3, subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland, as

amended from time to time, or any successor statute thereto, shall not apply to any “business combination” (as defined in Section 3.601(d) of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, or any successor statute thereto) involving the Corporation.

SECTION 2. CONTROL SHARE TRANSACTIONS.

Notwithstanding any other provision of this Charter or any contrary provision of law, Title 3, subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time, or any successor statute thereto shall not apply to any acquisition of shares of stock of the Corporation.

ARTICLE XI

AMENDMENT

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Charter and any other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholder, directors or any other persons whomsoever by and pursuant to this Charter in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI; provided, however, that any amendment or repeal of Articles VIII, IX or this Article XI of this Charter shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

IN WITNESS WHEREOF, these First Amended and Restated Articles of Incorporation are hereby executed by Gary M. Ralston, the President of the Corporation, who hereby acknowledges that the First Amended and Restated Articles of Incorporation are the act of the Corporation, and who does hereby state under the penalties of perjury that the matters and facts set forth herein with respect to authorization and approval of such Articles are true in all material respects to the best of his knowledge, information and belief.

Dated: August 10, 1998

By:	/s/ Gary M. Ralston
Gary M. Ralston, President

ATTEST

By:	/s/ Kevin B. Habicht
Kevin B. Habicht, Secretary

PART II

ARTICLES OF AMENDMENT

TO

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

COMMERCIAL NET LEASE REALTY, INC.

Commercial Net Lease Realty, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter, the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The First Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) are hereby amended by renaming Article XI “AMENDMENT AND CERTAIN EXTRAORDINARY ACTIONS” and deleting Article XI in its entirety and inserting the following new Article XI:

Section 1. Amendment

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in its Charter and any other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Charter in its present form or as hereafter amended are granted subject to the rights reserved in this Article XI, provided, however, that any amendment or repeal of Articles VIII, IX or this Article XI of this Charter shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal. Subject to the provisions of any class or series of Preferred Stock at the time outstanding, this Charter may be amended by the affirmative vote of the holders of not less than a majority of the Common Stock then outstanding and entitled to vote thereon.

Section 2. Consolidation, Merger, Share Exchange or Transfer of Assets

Subject to the provisions of any class or series of Preferred Stock at the time outstanding, the Board of Directors shall have the power to (i) consolidate the Corporation with one or more other entities into a new entity, (ii) merge the Corporation into another entity, (iii) effect a share exchange with another domestic or foreign corporation or other entity or (iv) sell or otherwise dispose of all or substantially all of the Corporation’s assets; provided, however, that such action shall have been approved by the holders of not less than a majority of the Common Stock then outstanding and entitled to vote thereon.

SECOND: The total number of all classes of capital stock which the Corporation has authority to issue immediately prior to this amendment is two hundred ten million (210,000,000) shares consisting of (i) ninety million (90,000,000) shares of common stock, par value $0.01 (the “Common Stock”); (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.01 (the “Preferred Stock”); and one hundred five million (105,000,000) shares of excess stock, par value $0.01 (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $2,100,000.

THIRD: The Articles of Incorporation are hereby amended by deleting Article VI, Section 1 in its entirety and inserting the following new Article VI, Section 1:

The total number of shares of all classes of capital stock that the Corporation has authority to issue is four hundred ten million (410,000,000) shares consisting of (i) one hundred ninety million (190,000,000) shares of common stock, par value $0.01 (the “Common Stock”); (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.01 (the “Preferred Stock”); and (iii) two hundred five million (205,000,000) shares of excess stock, par value $0.01 (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $4,100,000.

FOURTH: The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law will not be changed by these Articles of Amendment; and

FIFTH: The amendments to the Articles of Incorporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

IN WITNESS WHEREOF, Commercial Net Lease Realty, Inc. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Operating Officer and attested by its Assistant Secretary on September 23, 2004.

THE UNDERSIGNED, Executive Vice President and Chief Operating Officer of Commercial Net Lease Realty, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:	Commercial Net Lease Realty, Inc.

/s/ Kella W. Schaible	/s/ Julian E. Whitehurst
Kella W. Schaible	Julian E. Whitehurst
Assistant Secretary	Executive Vice President and Chief Operating officer

ARTICLES OF MERGER

MERGING

COMMERCIAL NET LEASE REALTY SERVICES, INC.

(a Maryland corporation)

INTO

COMMERCIAL NET LEASE REALTY, INC.

(a Maryland corporation)

The undersigned corporations, in accordance with the Annotated Code of Maryland, Corporations and Associations, Section 3-101 et seq. (the “Code”) hereby adopt and execute the following Articles of Merger:

ARTICLE I

The names of the corporations proposing to merge are: (i) Commercial Net Lease Realty Services, Inc., a corporation organized and existing under the laws of the State of Maryland (hereinafter sometimes referred to as the “Merged Corporation”), and (ii) Commercial Net Lease Realty, Inc., a corporation organized and existing under the laws of the State of Maryland (hereinafter sometimes referred to as the “Surviving Corporation”), both of which corporations agree to effect such merger (the “Merger”) upon the terms and subject to the conditions set forth herein.

Pursuant to these Articles of Merger, Commercial Net Lease Realty Services, Inc. will merge with and into Commercial Net Lease Realty, Inc., its sole stockholder, with Commercial Net Lease Realty, Inc. being the Surviving Corporation.

ARTICLE II

The principal office of the Merged Corporation, organized under the laws of the State of Maryland, is located in Baltimore City, State of Maryland.

The principal office of the Surviving Corporation, organized under the laws of the State of Maryland, is located in Baltimore City, State of Maryland.

ARTICLE III

The Merged Corporation does not own real property or any other interest in land in the State of Maryland.

ARTICLE IV

The terms and conditions of the transaction set forth in these Articles of Merger (“Articles”) were advised, authorized, and approved by each corporation party to the Articles in the manner and by the vote required by its charter and the laws of the State of Maryland.

(i) The Merger was duly advised, authorized and approved by the Board of Directors of the Merged Corporation by a Unanimous Written Consent of the Board of Directors of the Merged Corporation dated October 31, 2005, declaring that the Merger herein proposed is advisable and in the best interests of the Merged Corporation substantially upon the terms and conditions set forth in these Articles. Pursuant to Section 3-106(c)(1) of the Code, a meeting of the sole shareholder of the Merged Corporation was not necessary.

(ii) The Merger was duly advised, authorized and approved by the Board of Directors of the Surviving Corporation by a Unanimous Written Consent of the Board of Directors of the Surviving Corporation dated October 31, 2005, declaring that the Merger herein proposed is advisable and in the best interests of the Surviving Corporation substantially upon the terms and conditions set forth in these Articles.

ARTICLE V

The total number of shares of stock that the Merged Corporation has authority to issue is 40,000 shares consisting of (i) 30,000 shares of Common Stock, with a par value $0.01 per share, 29,500 shares of which are designated as Non-Voting Common Stock and 500 shares of which are designated as Voting Common Stock; and (ii) 10,000 shares of Preferred Stock, with a par value of $0.01 per share. The aggregate par value of all such shares is Four Hundred Dollars ($400.00).

The total number of shares of stock that the Surviving Corporation has authority to issue is 410,000,000 shares consisting of (i) 190,000,000 shares of Common Stock, with a par value of $0.01 per share; (ii) 15,000,000 shares of Preferred Stock, with a par value of $0.01 per share; and (iii) 205,000,000 shares of Excess Stock, with a par value of $0.01 per share. The aggregate par value of all such shares is Four Million One Hundred Thousand Dollars ($4,100,000.00).

ARTICLE VI

The Merger shall not effect any amendment changing the foregoing information in this Article VI with respect to the Surviving Corporation.

ARTICLE VII

The manner and basis of converting or exchanging the shares of the Merged Corporation into shares of the Surviving Corporation shall be as follows: upon the effective time of the Merger, each share of stock of the Merged Corporation held by Commercial Net Lease Realty, Inc., the sole stockholder of the Merged Corporation, shall cease to be outstanding, shall be cancelled and retired and shall cease to exist.

ARTICLE VIII

The Merger shall be effective as of 9:05 a.m. EST on November 1, 2005.

IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of the Merged Corporation by its Executive Vice President, who does hereby acknowledge that said Articles of Merger are the corporate act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to the authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief, and attested to by the Secretary.

COMMERCIAL NET LEASE REALTY
SERVICES, INC., a Maryland corporation

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President

ATTEST:

/s/ Julian E. Whitehurst
Name:	Julian E. Whitehurst
Title:	Secretary

Dated: October 31, 2005

IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of the Surviving Corporation by its Executive Vice President, who does hereby acknowledge that said Articles of Merger are the corporate act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to the authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief, and attested to by the Assistant Secretary.

COMMERCIAL NET LEASE REALTY, INC., a
Maryland corporation

By:	/s/ Julian E. Whitehurst
Name:	Julian E. Whitehurst
Title:	Executive Vice President

ATTEST:

/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Assistant Secretary

Dated: October 31, 2005